ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-171806 Dated July 17, 2012
Royal Bank of Canada Trigger Phoenix Autocallable Optimization Securities
$● Securities Linked to the iShares® MSCI Emerging Markets Index Fund, due on or about January 27, 2014
$● Securities Linked to the iShares® Russell 2000® Index Fund, due on or about January 27, 2014

Investment Description
Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the shares of a specific exchange traded fund (the “underlying equity”).  Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for that quarter.  Royal Bank of Canada will automatically call the Securities early if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the ending price of the underlying equity is equal to or greater than the trigger price (which is the same price as the coupon barrier), Royal Bank of Canada will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying equity is less than the trigger price, Royal Bank of Canada will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities, and you may lose up to 100% of your initial investment.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada. If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates1
❑    Contingent Coupon — Royal Bank of Canada will pay a quarterly contingent coupon payment if the closing price of the underlying equity on the applicable Observation Date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.
❑    Automatically Callable — Royal Bank of Canada will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing price of the underlying equity on any quarterly Observation Date is greater than or equal to the starting price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑    Contingent Repayment of Principal at Maturity— If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final Observation Date, Royal Bank of Canada will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final Observation Date, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date1                                                                             July 19, 2012
Settlement Date1                                                                  July 24, 2012
Observation Dates1 2                                                       Quarterly (see page 4)
Final Observation Date2                                                 January 21, 2014
Maturity Date2                                                                        January 27, 2014
1          Expected.  In the event that we make any change to the expected trade date and settlement date, the final Observation Date and maturity date will be changed so that the stated term of the Securities remains approximately the same.
2          Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. UBS-TPAOS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TPAOS-1 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-5 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Securities Offerings
This free writing prospectus relates to two separate Trigger Phoenix Autocallable Optimization Securities we are offering. Each of the Securities is linked to the shares of a specific exchange traded fund and each of the Securities has a different contingent coupon rate, starting price, trigger price and coupon barrier, as specified in the table below. The contingent coupon rate, starting price, trigger price and coupon barrier for each Security will be determined on the trade date. Each of the Securities is offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Equity	Contingent Coupon Rate	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Shares of the iShares® MSCI Emerging Markets Index Fund (EEM)	8.35% to 10.85% per annum	$●	75% of the starting price	75% of the starting price	78008D695	US78008D6958
Shares of the iShares® Russell 2000® Index Fund (IWM)	8.00% to 10.25% per annum	$●	75% of the starting price	75% of the starting price	78008D703	US78008D7030
See “Additional Information about Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011, product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TPAOS-1.  Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of the iShares® MSCI Emerging Markets Index Fund	h	$10.00	h	$0.15	h	$9.85
Shares of the iShares® Russell 2000 Index Fund	h	$10.00	h	$0.15	h	$9.85
 (1) The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

(2) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the trade date.  In no event will the commission received by UBS exceed $0.15 per $10 principal amount of each Security.

The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and these offerings.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. UBS-TPAOS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911001128/s41110424b5.htm

♦	Prospectus supplement dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

♦	Prospectus dated January 28, 2011: http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

As used in this free writing prospectus, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦    You believe the closing price of the applicable underlying equity will be equal to or greater than the coupon barrier on the specified Observation Dates (including the final Observation Date).

♦    You are willing to make an investment whose return is limited to the applicable contingent coupon payments, regardless of any potential appreciation of the underlying equity, which could be significant.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦    You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦    You would be willing to invest in the Securities if the contingent coupon rate for such offering of the Securities was set to the bottom of the applicable contingent coupon rate range specified on the cover of this free writing prospectus (the actual contingent coupon rate for each offering of Securities will be determined on the trade date).

♦    You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦    You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 18 months.

♦    You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to provide a full return of principal at maturity.

♦    You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦    You believe that the price of the applicable underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified Observation Dates and below the trigger price on the final Observation Date.

♦    You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦    You would be unwilling to invest in the Securities if the contingent coupon rate for such offering of the Securities was set to the bottom of the applicable contingent coupon rate range specified on the cover of this free writing prospectus (the actual contingent coupon rate for each offering of Securities will be determined on the trade date).

♦    You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦    You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 18 months, or you seek an investment for which there will be an active secondary market for the Securities.

♦    You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TPAOS-1 for risks related to an investment in the Securities.

Indicative Terms of the Securities1
Issuer:	Royal Bank of Canada
Principal Amount per Security:	$10.00 per Security
Term2:	Approximately 18 months unless called earlier
Underlying Equity:	The shares of a specific exchange traded fund, as set forth on the cover page of this free writing prospectus.
Contingent Coupon:
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you the contingent coupon applicable to that Observation Date.

If the closing price of the underlying equity is less than the coupon barrier on any Observation Date, the contingent coupon applicable to that Observation Date will not accrue or be payable and Royal Bank of Canada will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each Observation Date, each contingent coupon payment date and a hypothetical contingent coupon for each Security. The actual contingent coupon will be based upon the contingent coupon rate, which will be determined on the trade date. The table below assumes a contingent coupon rate of (i) 9.600% per annum for Securities linked to the shares of the iShares® MSCI Emerging Markets Index Fund (the midpoint of the per annum contingent coupon rate range of 8.35% to 10.85%) and (ii) 9.125% per annum for Securities linked to the shares of the iShares® Russell 2000 Index Fund (the midpoint of the per annum contingent coupon rate range of 8.00% to 10.25%).

Observation Dates	Contingent Coupon Payment Date	iShares® MSCI Emerging Markets Index Fund	iShares® Russell 2000 Index Fund
October 22,2012	October 24, 2012	$0.2400	$0.2281
January 22, 2013	January 24, 2013	$0.2400	$0.2281
April 22, 2013	April 24, 2013	$0.2400	$0.2281
July 22, 2013	July 24, 2013	$0.2400	$0.2281
October 21, 2013	October 23, 2013	$0.2400	$0.2281
January 21, 2014	January 27, 2014	$0.2400	$0.2281
Each Contingent Coupon will be paid to the holders of record of the Securities at the close of business on the date that is one business day prior to the applicable Contingent Coupon Payment Date.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 In the event we make any change to the expected trade date and settlement date, the final observation date and maturity date will be changed to ensure that the stated term of the Securities remains approximately the same.
Contingent coupon payments on the Securities are not guaranteed. Royal Bank of Canada will not pay you the contingent coupon for any Observation Date on which the closing price of the underlying equity is less than the coupon barrier.

Contingent Coupon Rate:
The contingent coupon rate is expected to be between (i) 8.35% to 10.85% per annum for Securities linked to the shares of the iShares® MSCI Emerging Markets Index Fund, and (ii) 8.00% to 10.25% per annum for Securities linked to the shares of the iShares® Russell 2000 Index Fund. The actual Contingent Coupon Rate for each Security will be determined on the Trade Date.

Coupon Payment Dates:	Two business days following each Observation Date, except that the coupon payment date for the final Observation Date is the maturity date.
Automatic Call Feature:
The Securities will be called automatically if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price.

If the Securities are called on any Observation Date, Royal Bank of Canada will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature.  No further amounts will be owed to you under the Securities.

Payment at Maturity:
If the Securities are not called and the ending price is equal to or greater than the trigger price and the coupon barrier, Royal Bank of Canada will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and the ending price is less than the trigger price, Royal Bank of Canada will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return)

Underlying Return:	Ending Price – Starting Price Starting Price
Trigger Price:
A percentage of the starting price of the underlying equity, as specified on the cover page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Coupon Barrier:
A percentage of the starting price of the underlying equity, as specified on the cover page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Anti-dilution Adjustments” in the product prospectus supplement).

Starting Price:	With respect to each Security, the closing price of the applicable underlying equity on the trade date.

Ending Price:	The closing price of the applicable underlying equity on the final Observation Date.
Closing Price:
On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange in the U. S. on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The starting price of the underlying equity is observed and the trigger price and coupon barrier are determined. The contingent coupon rate is set.

Quarterly:
If the closing price of the underlying equity is equal to or greater than the coupon barrier on any Observation Date, Royal Bank of Canada will pay you a contingent coupon payment on the applicable coupon payment date.

The Securities will be called if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price. If the Securities are called, Royal Bank of Canada will pay you a cash payment per Security equal to $10.00 plus the contingent coupon otherwise due on that date.

Maturity Date:
The ending price of the underlying equity is observed on the final Observation Date.

If the Securities have not been called and the ending price is equal to or greater than the trigger price (and the coupon barrier), Royal Bank of Canada will repay the principal amount equal to $10.00 per Security plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and the ending price is less than the trigger price, Royal Bank of Canada will repay less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TPAOS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity — The Securities differ from ordinary debt securities in that Royal Bank of Canada will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, Royal Bank of Canada will repay you the principal amount of your Securities in cash only if the ending price of the underlying equity is greater than or equal to the trigger price, and will only make that payment at maturity.  If the Securities are not called and the ending price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦
The Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying equity is above the trigger price.

♦
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make periodic coupon payments on the Securities.  If the closing price of the underlying equity on an Observation Date is less than the coupon barrier, Royal Bank of Canada will not pay you the contingent coupon applicable to that Observation Date. If the closing price of the underlying equity is less than the coupon barrier on each of the Observation Dates, Royal Bank of Canada will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities. Accordingly, if we do not pay the contingent coupon on the maturity date, you will incur a loss of principal, because the ending price will be less than the applicable trigger price.

♦
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of Observation Dates on which the contingent coupon becomes payable prior to maturity or an automatic call.  Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any Observation Dates after the applicable call settlement date. Since the Securities could be called as early as the first quarterly Observation Date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the full downside performance of the applicable underlying equity even though your potential return is limited to the applicable contingent coupon rate.  As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦
The Contingent Coupon Rate Per Annum Payable on the Securities Will Reflect in Part the Volatility of the Underlying Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. The greater the volatility of the underlying equity, the more likely it is that the price of that equity could close below the trigger price on the final Observation Date. This risk will generally be reflected in a higher contingent coupon rate for the Securities than the rate payable on our conventional debt securities with a comparable term. However, while the contingent coupon rate is set on the trade date, the underlying equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying equity could fall sharply as of the final Observation Date, which could result in a significant loss of your principal.

♦
Reinvestment Risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the starting price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada — The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
Single ETF Risk —  The price of the underlying equity can rise or fall sharply due to factors specific to the applicable index which underlies the underlying equity (the “underlying index’’), such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose securities make up the components of the underlying index and underlying equity. We urge you to review the financial and other information regarding the underlying equity filed periodically with the SEC.

♦
Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity —  While the payment at maturity or upon an earlier automatic call for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Royal Bank of Canada or our affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity if not previously called.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦
Owning the Securities is Not the Same as Owning the Underlying Equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities, while your potential return will be limited to the contingent coupon payments.

♦
The Value of the Underlying Equity May Not Completely Track the Value of the Securities in which such Exchange Traded Fund Invests — Although the trading characteristics and valuations of each underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦
Fluctuation of Net Asset Value — The net asset value (the ‘‘NAV’’) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦
Failure of the Underlying Equity to Track the Level of the Underlying Index — While the underlying equity is designed and intended to track the level of the underlying index, various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦
The Policies of the Underlying Equity’s Investment Adviser Could Affect the Amount Payable on the Securities and Their Market Value —  The policies of the Underlying Equity’s investment adviser concerning the management of the Underlying Equity, and additions, deletions or substitutions of the securities held by the Underlying Equity, could affect the market price of shares of the Underlying Equity and, therefore, the amount payable on the Securities on the maturity date and the market value of the Securities before that date.  The amount payable on the Securities and their market value could also be affected if the Underlying Equity’s investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying Equity, or if that investment adviser discontinues or suspends maintenance of the Underlying Equity, in which case it may become difficult to determine the market value of the Securities.

♦
Risks Associated with Foreign Securities Markets — Because foreign companies or foreign equity securities held by the iShares® MSCI Emerging Markets Index Fund (the “Emerging Markets Fund”)are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦
Emerging Markets Risk — Investments in securities linked directly or indirectly to emerging market equity securities, such as the Emerging Markets Fund, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the relevant emerging markets; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities linked to the Emerging Markets Fund are highly susceptible, before making a decision to invest in those Securities.

♦
Exchange Rate Risk — The share price of the Emerging Markets Fund will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Emerging Markets Fund are traded. Accordingly, investors in the Securities linked to the Emerging Markets Fund will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks that it holds are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Emerging Markets Fund will be adversely affected and the price of the Emerging Markets Fund, and consequently, the market value of the Securities may decrease.

♦
Lack of Liquidity — The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates —  RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying equity, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada Impact on Price —  Trading or transactions by Royal Bank of Canada or its affiliates in the underlying equity or the applicable underlying index, or in futures, options, exchange-traded funds or other derivative products on the underlying equity or the applicable underlying index may adversely affect the market value of the underlying equity, the closing price of the underlying equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities —  In addition to the closing price of the underlying equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the underlying equity and the securities included in the applicable underlying index;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events to the underlying equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited — The calculation agent will make adjustments to the starting price, trigger price and coupon barrier for certain events affecting the shares of the underlying equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any underlying equity relative to its starting price. Royal Bank of Canada cannot predict the ending price of any underlying equity. You should not take these examples as an indication or assurance of the expected performance of any underlying equity. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following assumptions (actual terms for the Securities will be set on the trade date):

Principal Amount:	$10.00
Term:	Approximately 18 months
Starting Price:	$100.00
Contingent Coupon Rate:	9.00% per annum (or 2.25% per quarter)
Contingent Coupon:	$0.2250 per quarter
Observation Dates:	Quarterly
Trigger Price:	$60.00 (which is 60% of the starting price)
Coupon Barrier:	$60.00 (which is 60% of the starting price)

Scenario #1: Securities Are Called on the First Observation Date.
Date	Closing Price	Payment (per Security)
First Observation Date	$105.00 (at or above coupon barrier and starting price)	$10.225 (settlement amount)

	Total Payment:	$10.225 (2.25% return)
Since the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.225 per Security, reflecting your principal amount plus the applicable contingent coupon, for a 2.25% total return on the Securities. No further amount will be owed to you under the Securities.

Scenario #2: Securities Are Called on the Third Observation Date.

Date	Closing Price	Payment (per Security)
First Observation Date	$95.50 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Third Observation Date	$105.00 (at or above coupon barrier and starting price)	$10.225 (settlement amount)

	Total Payment:	$10.675 (6.75% return)
Since the Securities are called on the third Observation Date, Royal Bank of Canada will pay you on the call settlement date a total of $10.225 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $0.450 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $10.675 per Security, for a 6.75% total return on the Securities.  No further amount will be owed to you under the Securities.

Scenario #3: Securities Are NOT Called and the Ending Price of the Underlying Equity Is at or Above the Trigger Price.

Date	Closing Price	Payment (per Security)
First Observation Date	$95.00 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Fourth Observation Date	$77.00 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Fifth Observation Date	$80.00 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Final Observation Date	$75.00 (at or above trigger price and coupon barrier; below starting price)	$10.225 (Payment at Maturity)

	Total Payment:	$11.350 (13.50% return)
At maturity, Royal Bank of Canada will pay you a total of $10.225 per Security, reflecting your principal amount plus the applicable contingent coupon.  When added to the contingent coupon payments of $1.1250 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you a total of $11.350 per Security, for a 13.50% total return on the Securities.

Scenario #4: Securities Are NOT Called and the Ending Price of the Underlying Equity Is Below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$95.00 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Second Observation Date	$85.50 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Third Observation Date	$81.50 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Fourth Observation Date	$77.00 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Fifth Observation Date	$80.00 (at or above coupon barrier; below starting price)	$0.225 (contingent coupon)
Final Observation Date	$40.00 (below trigger price and coupon barrier)	$10.00 + [$10.00 × underlying return] = $10.00 + [$10.00 × -60%] = $10.00 - $6.00 = $4.00 (Payment at Maturity)

	Total Payment:	$5.125 (-48.75% return)
Since the Securities are not called and the ending price of the underlying equity is below the trigger price, Royal Bank of Canada will pay you at maturity $4.00 per Security.  When added to the contingent coupon payments of $1.125 received in respect of prior Observation Dates, Royal Bank of Canada will have paid you $5.125 per Security, for a loss on the Securities of 48.75%.

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a general description of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as a callable pre-paid cash-settled contingent income-bearing derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the contingent coupons is uncertain, we intend to take the position, and the following discussion assumes, that such contingent coupons (including any coupon paid on or with respect to the call or maturity date) constitute taxable ordinary income to a U.S. holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the Securities are treated as described above, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time (other than amounts properly attributable to any contingent coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the call, sale, or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of call, sale, or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder (as defined in the product prospectus supplement).  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 that will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. These withholding and reporting requirements will generally apply to payments made after December 31, 2013. However, if proposed U.S. Treasury regulations are finalized in their current form, this withholding tax will not be imposed on payments pursuant to obligations outstanding as of December 31, 2012. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Securities.

The Securities are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Securities to any such investor.

Canadian Federal Income Tax Consequences

In the opinion of Norton Rose Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Security that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder (as that term is defined in the section entitled “Tax Consequences - Canadian Taxation” in the accompanying prospectus) will not be subject to Canadian non-resident withholding tax provided the underlying equity of the Security is not a proxy for the profit of Royal Bank of Canada, as described in and subject to the qualifications set out in the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.

For a further discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement no. UBS-TPAOS-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equities
Included on the following pages is a brief description of each of the respective underlying equities. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly intra day high and low and period end closing prices for each of the underlying equities. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equities as an indication of future performance.

Each of the underlying equities is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Companies with securities registered under the Exchange Act and the Investment Company Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying equities with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying equities under the Exchange Act can be located by reference to its SEC Central Index Key number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

iShares® MSCI Emerging Markets Index Fund
We have derived the following information from publicly available documents published by iShares, a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Emerging Markets Fund, and the Emerging Markets Fund will have no obligations with respect to the Securities.

iShares consists of numerous separate investment portfolios, including the Emerging Markets Fund. The Emerging Markets Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Emerging Markets Index”). The Emerging Markets Fund typically earns income dividends from securities included in the Emerging Markets Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Emerging Markets Fund’s shareholders as “ordinary income.” In addition, the Emerging Markets Fund realizes capital gains or losses whenever it sells securities. However, because your Securities are linked only to the share price of the Emerging Markets Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Emerging Markets Fund or any equivalent payments.

Information provided to or filed with the SEC by iShares under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We have not independently verified the accuracy or completeness of the information or reports prepared by iShares.

The shares of the Emerging Markets Fund trade on the NYSE Arca under the symbol “EEM”.

“iShares®” is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). BTC has licensed certain trademarks and trade names of BTC for our use. The Securities are not sponsored, endorsed, sold, or promoted by BTC, its affiliates, including BlackRock Fund Advisors (BFA), or by the iShares® Funds. None of BTC, BFA, or the iShares® Funds make any representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. None of BTC, BFA, or the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Securities or in connection with our use of information about the iShares® Funds.

The Emerging Markets Index

We have derived all information contained in this free writing prospectus regarding the Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Emerging Markets Index.

The Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

The Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•     defining the equity universe;

•     determining the market investable equity universe for each market;

•     determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Emerging Markets Index.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of this underlying equity on July 16, 2012 was $38.41.  The historical performance of this underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close

1/1/2008	3/30/2008	$50.75	$40.68	$44.79
4/1/2008	6/29/2008	$52.49	$44.43	$45.24
7/1/2008	9/30/2008	$44.77	$30.88	$34.17
10/1/2008	12/31/2008	$34.58	$18.22	$24.97
1/1/2009	3/31/2009	$27.28	$19.86	$24.81
4/1/2009	6/30/2009	$34.89	$24.72	$32.23
7/1/2009	9/30/2009	$42.00	$30.25	$38.91
10/1/2009	12/31/2009	$42.52	$37.30	$41.50
1/1/2010	3/31/2010	$43.47	$35.81	$42.12
4/1/2010	6/30/2010	$46.66	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.64
1/1/2011	3/31/2011	$48.75	$44.25	$48.67
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.10
10/1/2011	12/31/2011	$43.22	$33.42	$37.94
1/1/2012	3/31/2012	$44.91	$38.20	$42.95
4/1/2012	6/30/2012	$43.75	$36.58	$39.19
7/1/2012	7/16/2012*	$39.92	$37.45	$38.41

*As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period from July 1, 2012 through July 16, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the shares of this underlying equity from July 16, 2007 to July 16, 2012, assuming a starting price of $38.41, which was the closing price of this underlying equity on July 13, 2012. The dotted line represents a hypothetical coupon barrier and trigger price of $28.81, which is equal to 75% of the closing price on July 16, 2012. The actual coupon barrier and trigger price will be based on the closing price of this underlying equity on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.

iShares® Russell 2000® Index Fund
Information concerning the Russell Fund filed with the SEC by iShares under the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this free writing prospectus.

“iShares®” is a registered mark of BTC. BTC has licensed certain trademarks and trade names of BTC for our use. The securities are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BlackRock Fund Advisors (“BFA”). Neither BTC nor BFA makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Russell Fund.

iShares consists of numerous separate investment portfolios, including the Russell Fund. The Russell Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The Russell Fund typically earns income from dividends from securities held by the Russell Fund. These amounts, net of expenses and taxes (if applicable), are passed along to the Russell Fund’s shareholders as “ordinary income.” In addition, the Russell Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the Russell Fund will be calculated based only on the share price of the Russell Fund, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the Russell Fund or any equivalent payments.

The shares of the Russell Fund trades on the NYSE Arca, Inc. under the symbol “IWM.”

Composition of the Russell Fund

As of July 16, 2012, the top industry sectors in which the Russell Fund had invested were as follows:

Top ten industry sectors

1	Financials	22.69%
2	Consumer Discretionary	14.83%
3	Health Care	13.84%
4	Technology	13.83%
5	Producer Durables	13.71%
6	Materials & Processing	7.16%
7	Energy	5.81%
8	Utilities	4.64%
9	Consumer Staples	3.32%
10	Other/Undefined	0.10%
11	S-T Securities	0.07%

Russell 2000® Index

We have derived all information contained in this free writing prospectus regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, Russell Investment Group (“Russell”). Russell, which owns the copyright and all other rights to the Russell 2000® Index, has no obligation to continue to publish, and may discontinue publication of, the Russell 2000® Index. None of us, the calculation agent, or the agents accepts any responsibility for the calculation, maintenance, or publication of the Russell 2000® Index or any successor index.

The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies classified as U.S. companies under the Russell’s methodology. Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the Securities.

Selection of Stocks Comprising the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. For the 2010 reconstitution, Russell will use one year of assets or revenues data to determine the country for the company. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index.

Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In general, only one class of common stock of a company is eligible for inclusion in the Russell 2000® Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Russell 2000® Index. The current index level is calculated by adding the market values of the Russell 2000® Index’s component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Russell 2000® Index. To calculate the Russell 2000® Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Russell 2000® Index’s level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Historical Information

The following table sets forth the quarterly intra-day high, intra-day low and period-end closing prices for this underlying equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of this underlying equity on July 16, 2012 was $79.49.  The historical performance of this underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Intra-Day High	Quarterly Intra- Day Low	Quarterly Period-End Close

1/1/2008	3/31/2008	$76.50	$64.10	$68.51
4/1/2008	6/30/2008	$76.18	$68.24	$69.03
7/1/2008	9/30/2008	$84.99	$64.52	$68.39
10/1/2008	12/31/2008	$67.35	$37.13	$49.27
1/2/2009	3/31/2009	$51.91	$34.27	$41.94
4/1/2009	6/30/2009	$53.79	$41.12	$50.96
7/1/2009	9/30/2009	$62.61	$47.27	$60.23
10/1/2009	12/31/2009	$63.61	$55.34	$62.26
1/1/2010	3/31/2010	$69.36	$58.01	$67.81
4/1/2010	6/30/2010	$74.65	$60.71	$61.08
7/1/2010	9/30/2010	$68.55	$58.66	$67.47
10/1/2010	12/31/2010	$79.27	$66.49	$78.23
1/3/2011	3/31/2011	$84.29	$76.95	$84.17
4/1/2011	6/30/2011	$86.81	$77.23	$82.80
7/1/2011	9/30/2011	$85.97	$63.49	$64.25
10/1/2011	12/31/2011	$76.97	$60.09	$73.69
1/1/2012	3/31/2012	$84.66	$73.38	$82.85
4/1/2012	6/30/2012	$83.99	$72.94	$79.65
7/1/2012	7/16/2012*	$81.84	$77.59	$79.49

*As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period from July 1, 2012 through July 16, 2012.  Accordingly, the “Quarterly Intra-Day High,” “Quarterly Intra-Day Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the shares of this underlying equity from July 16, 2007 to July 16, 2012, assuming a starting price of $79.41, which was the closing price of this underlying equity on July 16, 2012. The dotted line represents a hypothetical coupon barrier and trigger price of $59.56, which is equal to 75% of the closing price on July 16, 2012. The actual coupon barrier and trigger price will be based on the closing price of this underlying equity on the trade date.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of information obtained from Bloomberg Financial Markets.
Supplemental Plan of Distribution
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We will agree that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-18 of the accompanying product prospectus supplement no. UBS-TPAOS-1.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TPAOS-1 dated April 4, 2011 under the caption “General Terms of Securities”, are incorporated into the master note issued to DTC, the registered holder of the Securities.